EXHIBIT 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE
June 4, 2007
Extendicare REIT Files Form 15F to Deregister its Trust Units with the United States Securities and Exchange Commission
MARKHAM, ONTARIO — Extendicare Real Estate Investment Trust (“Extendicare REIT” or the “REIT”) (TSX: EXE.UN) announced that it will file a Form 15F with the United States Securities and Exchange Commission (the “SEC”) today to voluntarily deregister its trust units (the “Trust Units”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In connection with the completion of the plan of arrangement on November 10, 2006 by which Extendicare REIT became a successor to Extendicare Inc., Extendicare Inc. delisted its securities from the New York Stock Exchange (NYSE), and Extendicare REIT did not list its units on the NYSE. Upon filing of the Form 15F, Extendicare REIT’s obligation to file reports under sections 13(a) or 15(d) of the Exchange Act will immediately be suspended. The REIT expects that deregistration of its Trust Units will become effective 90 days after the date of filing of the Form 15F with the SEC.
About Us
Extendicare Inc., an indirect wholly owned subsidiary of Extendicare REIT, is a major provider of long-term care and related services in North America. Through its subsidiaries, Extendicare Inc. operates 234 nursing and assisted living facilities in North America, with capacity for almost 26,900 residents. As well, through its operations in the United States, Extendicare Inc. offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. Extendicare Inc. employs approximately 33,100 people in North America.
Forward-looking Statements
Information provided by Extendicare REIT from time to time, including this release, contains or may contain forward-looking statements concerning anticipated financial events, results, circumstances, economic performance or expectations with respect to the REIT and its subsidiaries, including its business operations, business strategy, and financial condition. Forward-looking statements can be identified because they generally contain the words “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. Forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available, and the REIT assumes no obligation to update any forward-looking statement. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the REIT to differ materially from those expressed or implied in the statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the REIT’s forward-looking statements. Further information can be found in the disclosure documents filed by Extendicare REIT with the securities regulatory authorities, available at www.sedar.com and on the REIT’s website at www.extendicare.com.
For further information, contact:
Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com
www.extendicare.com